Exhibit 99.2

April 5, 2011

Mr. Sanford A. Ibrahim

Radian Group Inc.

1601 Market Street

Philadelphia, PA 19103

Re: Amendments to Incentive Awards

Dear Mr. Ibrahim:

You and Radian Group Inc. (the “Company”) are parties to the 2008 Executive Long Term Incentive Cash Plan Award Letter dated September 30, 2008 (“2008 Cash Incentive Award”), the 2009 Executive Long Term Incentive Cash Plan Award dated June 25, 2009 (“2009 Cash Incentive Award”), and the Executive Performance-Based Cash Plan Award Letter dated June 8, 2010 (“2010 Cash Incentive Award,” together with the 2008 Cash Incentive Award and the 2009 Cash Incentive Award, the “Incentive Awards”), each of which grant to you a cash incentive opportunity under the terms of the Radian Group Inc. 2008 Executive Long Term Incentive Cash Plan. The Company has determined that it is appropriate to amend the Incentive Awards to align their terms with the terms of the Employment Agreement between you and the Company dated April 5, 2011, with respect to the treatment of such Incentive Awards in the event of your separation from service with the Company after attainment of retirement age.

Accordingly, provided that you consent by signing below, the Incentive Awards are hereby amended as follows:

1. 2008 Cash Incentive Award. Section 5 of the 2008 Cash Incentive Award is hereby amended by adding a sentence to the end to read as follows:

“For purposes of this Award Letter and the Plan, ‘retirement’ shall mean a separation from service other than for Cause (as defined in the Employment Agreement between you and the Company dated April 5, 2011) following your attainment of age 55 and the completion of five years of service with the Company.”

2. 2009 Cash Incentive Award. Section 6 of the 2009 Cash Incentive Award is hereby amended by adding a sentence to the end to read as follows:

“For purposes of this Award Letter and the Plan, ‘retirement’ shall mean a separation from service other than for Cause (as defined in the Employment Agreement between you and the Company dated April 5, 2011) following your attainment of age 55 and the completion of five years of service with the Company.”

3. 2010 Cash Incentive Award. Section 6 of the 2010 Cash Incentive Award is hereby amended by adding a sentence to the end to read as follows:

“For purposes of this Award Letter and the Plan, ‘retirement’ shall mean a separation from service other than for Cause (as defined in the Employment Agreement between you and the Company dated April 5, 2011) following your attainment of age 55 and the completion of five years of service with the Company.”

4. In all respects not amended, the Incentive Awards are hereby ratified and confirmed.

The Incentive Awards shall be amended as described above, effective as of the date first written above.

Sincerely,

Radian Group Inc.

/s/ Suzann Boylan
Suzann Boylan
SVP, Chief Human Resources Officer

Agreed and Accepted:

Sanford A. Ibrahim

/s/ Sanford A. Ibrahim